Exhibit 2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-19283) pertaining to the Luby’s Savings and Investment Plan of our report dated June 20, 2012, with respect to the financial statements and schedule of the Luby’s Savings and Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2011.

/s/ Calvetti, Ferguson & Wagner, P.C.

Houston, Texas

June 21, 2012